Exhibit 4.1

NOTE GUARANTEE

For value received, the undersigned hereby unconditionally guarantees, on a senior unsecured basis, to the Holder of this Note the cash payments in United States dollars of principal of, premium, if any, and interest on this Note in the amounts and at the times when due and interest on the overdue principal, premium, if any, and interest, if any, of this Note, if lawful, and the payment or performance of all other Obligations of the Issuers under the Indenture or this Note, to the Holder of this Note and the Trustee, in accordance with the Note, Article 10 of the Indenture and this Note Guarantee, including the terms stated in the Note, the Indenture and this Note Guarantee. The validity and enforceability of this Note Guarantee shall not be affected by the fact that it is not affixed to any particular Note. Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Indenture dated as of November 30, 2009 among CCH II, LLC, a Delaware limited liability company, CCH II Capital Corp., a Delaware corporation, the undersigned, and The Bank of New York Mellon Trust Company, NA, as trustee (as amended or supplemented, the “Indenture”).

THIS NOTE GUARANTEE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK BUT WITHOUT GIVING EFFECT TO APPLICABLE PRINCIPLES OF CONFLICTS OF LAW TO THE EXTENT THAT THE APPLICATION OF THE LAW OF ANOTHER JURISDICTION WOULD BE REQUIRED THEREBY. The undersigned hereby agrees to submit to the jurisdiction of the courts of the State of New York in any action or proceeding arising out of or relating to this Note Guarantee.

This Note Guarantee is subject to release upon the terms set forth in the Indenture.

CHARTER COMMUNICATIONS, INC.

By:	/s/ Thomas M. Degnan
Name: Thomas M. Degnan
Title: Vice President – Finance and Corporate Treasurer